Exhibit 99.1
Contact:
    John L. McManus
    President and Chief Executive Officer
    (949) 481-9825

Aeolus Pharmaceuticals Announces First Quarter Fiscal Year 2009 Financial Results

Laguna Niguel, California, February 6, 2009 -- Aeolus Pharmaceuticals, Inc. (OTC Bulletin Board: AOLS.OB) announced today financial results for the three months ended December 31, 2008.  The Company reported a net loss of $459,000, or $0.01 per basic share, compared to a loss of $641,000, or $0.02 per basic share, for the three months ended December 31, 2007, a decrease of 28%.

“Results for the quarter continue to demonstrate our success in reducing overhead and successfully partnering with universities and the government to further the development of AEOL 10150.” stated John L. McManus, President and Chief Executive Officer.  “While making wise use of our cash is important, it is also critical that we move forward the development of our lead drug candidate AEOL10150.  During the past quarter we initiated a study of AEOL 10150 as a countermeasure against exposure to radiation at Duke University.  We expect to have some of the results of that study before the end of the current quarter.  Additionally, we expect to begin studies of AEOL 10150 as a treatment for mustard gas and chlorine gas this quarter.”

Research and development expenses were lower in the first quarter of fiscal year 2009 when compared to the first quarter of fiscal 2008 as a result of a decline in grant expenses. During the three months ended December 31, 2008, our development program was focused on the development of AEOL 10150 as a protective agent against chemical agents which were funded through grants from the National Institutes of Health CounterAct Program, whereas during the three months ended December 31, 2007 there were two studies underway which were funded by the Company.

General and administrative expenses decreased in the first quarter of fiscal year 2009 compared to the first quarter of fiscal year 2008 as a result of a decline in stock based compensation expense and Board of Directors expense.   The decline in stock compensation expense decreased as a result of a lower level of grant activity and a lower valuation assigned to such grants as a result of the lower stock price.  Board of Directors expenses declined as a result of our Board of Directors adopting a stock based compensation plan in July 2008 whereas during the quarter ended December 31, 2007, the Board of Directors received cash and stock based compensation.

As of December 31, 2008, the Company had $169,000 in cash and cash equivalents and 32,030,874 common shares outstanding.

About Aeolus Pharmaceuticals

Aeolus is developing a variety of therapeutic agents based on its proprietary small molecule catalytic antioxidants, with AEOL 10150 being the first to enter human clinical evaluation.   AEOL 10150 is a patented, small molecule catalytic antioxidant that has shown the ability to scavenge a broad range of reactive oxygen species, or free radicals. As a catalytic antioxidant, AEOL 10150 mimics and thereby amplifies the body’s natural enzymatic systems for eliminating these damaging compounds.  Because oxygen-derived free radicals are believed to have an important role in the pathogenesis of many diseases, Aeolus’ catalytic antioxidants are believed to have a broad range of potential therapeutic uses.

The statements in this press release that are not purely statements of historical fact are forward-looking statements. Such statements include, but are not limited to, those relating to Aeolus’ product candidates, as well as its proprietary technologies and research programs. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Aeolus’ actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements. Important factors that could cause results to differ include risks associated with uncertainties of progress and timing of clinical trials, scientific research and product development activities, difficulties or delays in development, testing, obtaining regulatory approval, the need to obtain funding for pre-clinical and clinical trials and operations, the scope and validity of intellectual property protection for Aeolus’ product candidates, proprietary technologies and their uses, and competition from other biopharmaceutical companies. Certain of these factors and others are more fully described in Aeolus’ filings with the Securities and Exchange Commission, including, but not limited to, Aeolus’ Annual Report on Form 10-K for the year ended September 30, 2008. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

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AEOLUS PHARMACEUTICALS, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited) (In thousands, except per share data)

	Three Months Ended
	December 31,
	2008	2007
Revenue
Grant income	$-	$-

Costs and expenses:
Research and development	125	254
General and administrative	283	395
Total costs and expenses	408	649

Loss from operations	(408)	(649)
Change in fair value of trading securities, net	49	-
Interest income (expense), net	(100)	8

Net loss	$(459)	$(641)

Net loss per weighted share attributable to common stockholders:
Basic	$(0.01)	$(0.02)
Diluted	$(0.02)	$(0.02)

Weighted average common shares outstanding:
Basic	31,988	31,953
Diluted	34,472	31,953

Selected Balance Items:
(in thousands)

	December 31, 2008	September 30, 2008

Cash and marketable securities	$169	$399
Total assets	$932	$1,120
Stockholders’ equity	$(1,048)	$(1,037)